Media Contact:	Investor Relations Contact:
Ed Sweeney	Tom Wojcik
Ed.Sweeney@BlackRock.com	Tom.Wojcik@BlackRock.com
1-646-231-0268	1-212-810-8127

John Varley Steps Down from BlackRock Board of Directors

New York, June 20, 2017 - BlackRock independent director John Varley has resigned from the company’s board of directors effective immediately.  Mr. Varley joined the BlackRock board in 2009 following the Company’s acquisition of Barclays Global Investors.

Chairman and CEO Laurence D. Fink said, “John has served the BlackRock board with distinction for many years, providing exceptional guidance and counsel.  BlackRock and its management team have benefited greatly from his contributions, and I feel privileged to count him as a friend.”

About BlackRock

BlackRock is a global leader in investment management, risk management and advisory services for institutional and retail clients.  At March 31, 2017, BlackRock’s AUM was $5.4 trillion. BlackRock helps clients around the world meet their goals and overcome challenges with a range of products that include separate accounts, mutual funds, iShares® (exchange-traded funds), and other pooled investment vehicles.  BlackRock also offers risk management, advisory and enterprise investment system services to a broad base of institutional investors through BlackRock Solutions®.  As of March 31, 2017, the firm had approximately 13,000 employees in more than 30 countries and a major presence in global markets, including North and South America, Europe, Asia, Australia and the Middle East and Africa. For additional information, please visit the Company’s website at www.blackrock.com | Twitter: @blackrock_news | Blog: www.blackrockblog.com | LinkedIn: www.linkedin.com/company/blackrock